Filed Pursuant to Rule 433

Registration Statement No. 333-150205

May 7, 2008

FREE WRITING PROSPECTUS DATED MAY 7, 2008

3,950,000 Shares

Rubicon Technology, Inc.

This Free Writing Prospectus relates only to the securities described above and should only be read together with the preliminary prospectus, dated April 25, 2008, included in the Registration Statement on Form S-1 (Registration No. 333-150205) filed on April 11, 2008, as amended on April 25, 2008 and May 6, 2008, relating to these securities.

The total number of shares to be offered by the selling stockholders pursuant to the offering has increased from 3,500,000 to 3,950,000, primarily as the result of the addition of Adams, Harkness & Hill Technology Ventures 1A, LP+, and related funds (“Adams Harkness”), as selling stockholders. Adams Harkness is selling all of the 449,709 shares of common stock of the Company that they presently own. In addition, the underwriters’ option to purchase additional shares from certain of the selling stockholders has increased from 525,000 shares to 592,500 shares. Substantially all of the additional shares that may be sold upon the exercise of the underwriters’ overallotment option would be sold by Cross Atlantic Technology Fund, L.P., Cross Atlantic Technology Fund II, L.P., The Co-Investment 2000 Fund, L.P. and Gazelle TechVentures Fund, L.P. and Gazelle Co-Investment Fund, L.P.

As a result of the addition of Adams Harkness, 449,709 shares that would have become available for sale on May 15, 2008 under the terms of certain lock up agreements are being sold in the offering and will be immediately freely tradable, and therefore the number of shares that will become available for sale on May 15, 2008 has decreased to 537,211.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Investment Bank, UBS Prospectus Department, toll-free at (888) 827-7275.

The most recent registration statement (including a prospectus) can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1410172/000119312508104046/ds1a.htm